Exhibit 99(d)(11)(ii)

AMENDMENT to INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment (the “Amendment”) is made and entered into on this 1st day of November, 2017 between RBC Global Asset Management (U.S.) Inc. (the “Adviser”), a Minnesota corporation, and RBC Global Asset Management (UK) Limited (the “Subadviser”), a corporation organized under the laws of England, and hereby amends that certain Investment Sub-advisory Agreement dated December 20, 2013, as amended October 23, 2014 (the “Agreement”) between the Adviser and Subadviser.

WHEREAS, the Adviser and Subadviser have entered into the Agreement; and

WHEREAS the Adviser and Subadviser desire to amend the Agreement to reflect changes to the sub-advisory fee for certain Funds.

NOW THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

SECTION 1. APPENDIX A. Appendix A to the Agreement is hereby amended and restated, as attached.

SECTION 2. Agreement Continuation. The Agreement, as modified herein, shall continue in full force and effect, and nothing herein contained shall be construed as a waiver or modification of existing rights under the Agreement, except as such rights are expressly modified hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective authorized officers or representatives as of the date first above written.

RBC GLOBAL ASSET MANAGEMENT (U.S.) INC.	RBC GLOBAL ASSET MANAGEMENT (UK) LIMITED

By:	By:
Name: Carol Kuha	Name:
Title: Chief Operating Officer	Title:

Appendix A

Fee Schedule

For the services provided by the Subadviser to the Funds, pursuant to this Investment Sub-Advisory Agreement, the Adviser will pay the Subadviser a fee, computed daily and payable monthly, as set forth below and as determined by the Trust’s accounting agent.

For each Fund for which the Subadviser provides services, the Adviser shall pay the Subadviser according to the following schedule:

1.	For the first two (2) years after the date hereof for any Fund in existence as of the date of this Amendment other than RBC Emerging Markets Equity Fund, or the first three (3) years after effectiveness of any future Fund not currently in existence (the “Initial Period”):

a.	If expense limitation waivers paid to any Fund exceed the total management fee paid by such Fund, then no fee shall be owed to the Subadviser;

b.	If the total management fee paid by any Fund exceeds the expense limitation waivers paid to such Fund, the Subadviser shall be paid a fee equal to the lesser of:

i.	60% of the gross management fee paid by the Fund; or

ii.	Amount of the gross management fee paid by the Fund less waivers paid into the Fund.

2.	After the Initial Period and at all times for RBC Emerging Markets Equity Fund, 60% of the gross management fee paid by the Fund.